Exhibit 99.1

O’REILLY AUTOMOTIVE, INC. ANNOUNCES NEW FINANCING PLAN

•	Financing Plan Aimed at Enhancing Flexibility and Liquidity, Extending Maturities and Improving the Company’s Overall Capital Structure

SPRINGFIELD, Mo., January 11, 2011 (GLOBE NEWSWIRE) – O’Reilly Automotive, Inc. (“O’Reilly” or “the Company”) (Nasdaq:ORLY), a leading retailer in the automotive aftermarket industry, today announced that its Board of Directors has approved a multi-faceted financing plan aimed at enhancing flexibility, increasing liquidity, extending maturities and improving the Company’s overall capital structure. The financing plan includes the following components:

•	refinancing of the Company’s outstanding borrowings under its existing asset-based revolving credit facility, which matures in July 2013, with new unsecured senior debt financing;

•	entering into a new $750 million senior unsecured revolving credit facility, maturing in January 2016;

•	authorizing a $500 million share repurchase program to be utilized within three years; and

•	establishing a target rent-adjusted debt to EBITDAR leverage ratio of 2.0x to 2.25x, using six times capitalized rent.

“The hard work and dedication of our over 45,000 team members has resulted in 17 consecutive years of profitable growth,” said Greg Henslee, Co-President and Chief Executive Officer of O’Reilly. “As a result of this success and growth, we are pleased to announce these plans to improve O’Reilly’s capital structure. The financial structure we are announcing will enable us to achieve a long-term capital structure with enhanced flexibility and extended debt maturities, while maintaining O’Reilly’s historically conservative financial policies. Our new capital structure and leverage target will allow us to effectively optimize the use of cash generated from operations to first reinvest in our business, through both organic growth and prudent industry consolidation and second to opportunistically repurchase, based on market conditions, shares of our stock. We are committed to utilizing the share repurchase program within the bounds of our historically disciplined capital structure to enhance shareholder returns while maintaining adequate liquidity to execute our growth and expansion plans.”

The new board-approved share repurchase program gives the Company the ability to repurchase up to $500 million of shares of its common stock over a three-year period. Stock repurchases under this program may be made from time to time, as the Company deems appropriate, solely through open market purchases effected through a broker dealer at prevailing market prices, based on a variety of factors such as price, corporate requirements and overall market conditions. There can be no assurance as to the number of shares the Company will purchase, if any. The share repurchase program may be increased or otherwise modified, renewed, suspended or terminated by the Company at any time, without prior notice.

“Moving to an unsecured capital structure will allow us increased flexibility to partner with our vendors to reduce our net working capital requirements over time. Improvement in our working capital, in combination with the ability to generate strong cash flow from operations, will provide us with additional liquidity and strategic flexibility going forward,” stated Tom McFall, Executive Vice President of Finance and Chief Financial Officer of O’Reilly.

“Team O’Reilly remains focused on profitable growth, industry-leading customer service and the daily execution of our Culture values of teamwork and professionalism,” said Ted Wise, Co-President and Chief Operating Officer of O’Reilly. “Our strategy continues to be the opening of new stores and strategic industry consolidation to achieve greater market share. We plan to increase our store openings this year to 170 new stores which will bring our total store count to more than 3,700 stores by the end of 2011.”

About O’Reilly

O’Reilly Automotive, Inc. is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional installer markets. Founded in 1957 by the O’Reilly family, the Company operated 3,536 stores in 38 states as of September 30, 2010.

Forward-looking Statements

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “expect,” “believe,” “anticipate,” “should,” “plan,” “intend,” “estimate,” “project,” “target,” “will” or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements concerning the proposed financing plan, our target leverage ratio and the contemplated transactions. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, our ability to consummate the financing plan and achieve the target leverage ratio as described herein, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental approvals, our ability to hire and retain qualified employees, risks associated with the integration of acquired businesses including the acquisition of CSK Auto Corporation, weather, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2009, for additional factors that could materially affect our financial performance.

In addition, the information set forth in this press release with respect to the components of our financing plan is based on indicative terms, and there can be no assurance that any of the contemplated transactions will be consummated or that the financing plan will be consummated in its entirety, on the terms described in this press release or at all. Further, there can be no assurance, even if the financing plan is consummated, that we will achieve our target leverage ratio.

For further information contact:	O’Reilly Automotive, Inc.
Investor & Media Contacts
Mark Merz (417) 829-5878

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